[CLIFTON SAVINGS BANK LOGO]

PRESS RELEASE

CONTACT
Bart D’Ambra
Executive Vice President
973-473-2200
bdambra@cliftonsavings.com

Michael Lesler to join CSBK as Chief Operating Officer;

Bart D’Ambra to retire at year-end.

April 1, 2016 Clifton, New Jersey – CSBK, the banking subsidiary of Clifton Bancorp Inc., announced today the appointment of Michael Lesler to the position of Chief Operating Officer effective April 1, 2016. Additionally, the Bank announced Bart D'Ambra, Executive Vice President and Chief Operating Officer, will retire on December 31, 2016.

Paul M. Aguggia, Chairman and Chief Executive Officer, stated, "To say that Bart has earned his retirement after 43 years in banking and 23 years with CSBK is an understatement.  On behalf of the entire CSBK family we thank Bart for his selfless service; his talent, experience and warm and engaging approach will be missed.”  Mr. Aguggia continued, "At the same time we are pleased to be adding a professional to CSBK’s executive management team of Mike's caliber. Mike’s varied experiences in banking and stature in the community make him well prepared for the COO role. Additionally, bringing Mike onboard at this time will be of great benefit to our employees, clients and shareholders as he and Bart work together to transition seamlessly."

Mr. Lesler joins Clifton Bancorp from Bancorp of New Jersey where he served for more than 10 years in progressive executive management positions, most recently as Chief Executive Officer.  During his community banking career, Mike has served in various executive management positions and has been responsible for all functions within the business, including operations, finance, lending, and retail services.  Mr. Lesler commented, “CSBK is a bank that is on the move and I’m excited to be coming in at a time where there is opportunity to shape its future successes. As Mr. Aguggia noted, working in tandem with Bart will ensure a smooth hand-off for all.”

Previously, Mr. Lesler held the position of Senior Vice President of Interchange Capital Corp., a subsidiary of Interchange Financial Services Corporation, and prior to its merger with Interchange, was Senior Vice President and Chief Financial Officer of Bridge View Bancorp.  Mr. Lesler, a CPA, is a lifelong Clifton resident and, today, resides with his family in Clifton.

ABOUT CSBK

CSBK (Clifton Savings Bank) is a metropolitan, community-focused bank serving residents and small businesses in Northern New Jersey, with emphasis on customers who prefer simplicity, sincerity and sound advice – delivered through helpful, knowledgeable bankers. Clifton Savings Bank is the wholly owned banking subsidiary of Clifton Bancorp Inc. (NASDAQ:CSBK).

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